Exhibit 11


FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
FOR THE PERIODS ENDED DECEMBER 30, 1994, DECEMBER 31, 1993
AND DECEMBER 25, 1992
(In thousands of dollars, except per share data)

                                                                   1994            1993            1992

Primary

  Net earnings (a)                                              $   45,925      $   75,328      $   61,806
                                                                ===========     ===========     ===========

  Weighted average shares of common stock outstanding           46,237,706      46,019,158      47,717,432

  Common stock equivalents                                       4,032,713       4,082,581       4,220,504
                                                                -----------     -----------     -----------
  Weighted average shares of common stock and common
   stock equivalents (b)                                        50,270,419      50,101,739      51,937,936
                                                                ===========     ===========     ===========

  Primary earnings per share of common stock and
   common stock equivalents (a / b)                                   $.91           $1.50           $1.19
                                                                ===========     ===========     ===========



Fully Diluted
  Net earnings (c)                                              $   45,925      $   75,328      $   61,806
                                                                ===========     ===========     ===========

  Weighted average shares of common stock outstanding            4,054,602      46,019,158      47,717,432

  Common stock equivalents                                      46,237,706       4,611,732       4,239,634
                                                                -----------     -----------     -----------
  Weighted average shares of common stock and common
   stock equivalents (d)                                        50,292,308      50,630,890      51,957,066
                                                                ===========     ===========     ===========

  Fully diluted earnings per share of common stock
   and common stock equivalents (c / d)                               $.91           $1.49           $1.19
                                                                ===========     ===========     ===========




Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price.

Common stock equivalents for fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts, whichever is higher.